UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 22, 2018

BIONIK LABORATORIES CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Agreement.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 22, 2018, an affiliate of Remi Gaston Dreyfus (the “Affiliate”), a director of Bionik Laboratories Corp. (the “Company”), loaned $160,000 to the Company (the “$160K Loan”), evidenced by a promissory note (the “$160K Note”). The $160K Note bears interest at a fixed rate of 1% per month, beginning on the Issue Date (as defined in the $160K Note). Interest will be computed based on a 360-day year of twelve 30-day months and will be payable, along with the principal amount, on April 30, 2019. The foregoing is a brief description of the terms of the $160K Note and is qualified in its entirety by reference to the full text of the $160K Note, a copy of which was filed as an Exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the Securities and Exchange Commission on June 27, 2018, and is incorporated herein by reference.

On June 25 and 26, 2018, existing investors (the “Lenders”) of the Company loaned to the Company an aggregate of $668,928 (the “Loans”). The Loans represent the first tranche borrowed pursuant to a newly launched up to $6,000,000 convertible note offering (the “Offering”).

The Company intends to use the net proceeds from the $160K Loan and the Loans for the Company’s working capital and general corporate purposes.

The Loans bear interest at a fixed rate of 1% per month, computed based on a 360-day year of twelve 30-day months and will be payable, along with the principal amount, on the earlier of (the “Maturity Date”): (a) July 20, 2018 and (b) raising at least $6,000,000 in the Offering (“Qualified Financing”).

The Loans will be convertible into equity of the Company upon the following events on the following terms:

•	On the Maturity Date without any action on the part of the holders, the outstanding principal and accrued and unpaid interest under the Loans will be converted into shares of common stock based upon a ten percent (10%) discount to the lesser of (A) the volume weighted average price (“VWAP”) average of the last 30 calendar days ending on the closing of the Qualified Financing (or, in the event of multiple closings, the lowest VWAP average of the last 30 calendar days ending on each closing of a Qualified Financing) in the event of a Maturity Date referred to in clause (b) of the definition thereof, or (B) the VWAP average of the last 30 calendar days before the Maturity Date in the event of a Maturity Date referred to in clause (a) of the definition thereof.

•	Upon a change of control transaction prior to the Maturity Date, the outstanding principal and accrued and unpaid interest under the Loans would, at the election of the holders of a majority of the outstanding principal of the Loans under the Offering, be either (i) payable upon demand as of the closing of such change of control transaction or (ii) convertible into shares of the common stock immediately prior to such change of control transaction at a price per share equal to the lesser of (x) the VWAP average of the last 30 days before the date of consummation of the change of control, or (y) the per share consideration to be received by the holders of the common stock in such change of control transaction.

The Loans contain customary events of default, which, if uncured, entitle the holders to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, their Loans.

As of the date of the Loans, the Company and the Lenders have not yet finalized the convertible promissory notes to evidence the Loans and additional terms relating to the Offering are still being negotiated and may be agreed upon by the Company and the Lenders. Accordingly, upon finalizing the convertible promissory notes, including any additional material terms thereto, the Company will file either an amendment to this Form 8-K or file a new Form 8-K to disclose such additional material terms and file a form of the convertible promissory note and other Offering documents.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 2.03 of this Current Report on Form 8-K relating to the issuance of the Loans is incorporated by reference herein. The convertible promissory notes to evidence the Loans and, unless subsequently registered, the shares underlying the Loans, will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 28, 2018

BIONIK LABORATORIES CORP.

By:	/s/ Leslie Markow
Name:	Leslie Markow
Title:	Chief Financial Officer